Exhibit 99.6

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated July 7, 2005 to the Board of Directors of Paradyne Networks, Inc. included as Annex E to the joint Proxy Statement/Prospectus of Zhone Technologies, Inc. and Paradyne Networks, Inc. which forms the Registration Statement on Form S-4 and the references to our firm in such Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/S/ RAYMOND JAMES AND ASSOCIATES, INC.
Raymond James & Associates, Inc.